Free Writing Prospectus

Filed Pursuant to Rule 433

Dated May 15, 2013

Registration Statement Nos. 333-181822

333-181822-03

NEW ISSUE ABS: $750MM SMART 2013-2US

JT LEADS: JPM/RBS/MACQUARIE                                                           **100% POT**

CO-MGR: ANZ

CL	$SIZE(MM)	WAL	M/F	E.FNL	L.FNL	PXING	%	CPN	$PX
A1	142.500	0.37	P-1/F1+	02/14	05/14	0.26%	0.260	0.26	100.00000
A2A	45.000	1.14	Aaa/AAA	12/14	09/15	EDSF+25	0.564	0.56	99.99622
A2B	142.500	1.14	Aaa/AAA	12/14	09/15	1ML+25			100.00000
A3A	50.000	2.15	Aaa/AAA	02/16	01/17	IS+43	0.835	0.83	99.99245
A3B	167.500	2.15	Aaa/AAA	02/16	01/17	1ML+43			100.00000
A4A	137.500	3.49	Aaa/AAA	04/17	02/19	IS+55	1.184	1.18	99.99629
A4B	65.000	3.49	Aaa/AAA	04/17	02/19	1ML+55			100.00000

BILL & DELIVER: JPM

EXPECTED PRICE: PRICED

EXPECTED SETTLE: MAY 22

PRICING SPEED: 100% PREPAY RAMP (2.33%-20.00% CPR STRAIGHT LINE)

CLEAN-UP CALL: 10%

ERISA ELIGIBLE: YES

OFFERING TYPE: SEC-REGISTERED

DENOMINATION: $USD

BBERG TICKER: SMAT 2013-2US

The depositor, Macquarie Leasing Pty Limited, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

Ratings are for distribution only to a person (a) who is not a “retail client” within the meaning of section 761G of the Australian Corporations Act 2001 and is also a sophisticated investor, professional investor or other investor in respect of whom disclosure is not required under Part 6D.2 or 7.9 of the Australian Corporations Act 2001, and (b) who is otherwise permitted to receive ratings in accordance with applicable law in any jurisdiction in which the person may be located. Anyone who is not such a person is not entitled to receive this free writing prospectus and anyone who receives this free writing prospectus must not distribute it to any person who is not entitled to receive it.